Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY COMMENTS ON IMPACT OF

HURRICANE KATRINA AND UPDATES QUARTER

Richmond, Virginia, September 7, 2005 - Massey Energy Company (NYSE:MEE) commented today that its third quarter results are expected to be disappointing versus current analyst estimates.

“The combination of several issues with our longwall operations, the continued escalation of diesel fuel and explosives costs, and less than projected room and pillar mine productivity are all contributing to lower shipping volumes and higher costs,” said Don L. Blankenship, Massey Energy Chairman and CEO.

Massey reported that its operations use about 55 million gallons of diesel fuel annually. Due in part to the impact of Hurricane Katrina, the Company is experiencing significant increases in fuel and explosive prices, increases that are beyond its budgeted costs.

Results in July and August were disappointing and while September is expected to be stronger, the third quarter will clearly not meet previous expectations. Third quarter shipments are now projected to be approximately 1 million tons less than previously estimated and cash costs per ton estimated at between 7% and 10% higher. The Company does expect to return to more normalized production, shipping and cost levels in the fourth quarter, due in large part to improvement in longwall geological conditions and resulting productivity.

Blankenship went on to say that, “The current coal marketplace remains strong and the gap between the cost of coal versus natural gas continues to widen. Coal is increasingly becoming the energy of choice for fueling the future electricity needs of the U.S.”

As previously announced, Blankenship will address the Lehman Brothers CEO Energy/Power Conference at 8:25 a.m. ET in New York City on September 8, which will also be webcast. Blankenship’s presentation is scheduled to begin at 8:25 a.m. ET and can be accessed via the following address:

customer.talkpoint.com/LEHM002/090605a_cs/default.asp?entity=MasseyEnergy

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

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FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: lower Company free cash flow than expected; market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future productions capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.